Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Ralph Finkenbrink Sr. Vice President, CFO www.nicholasfinancial.com Ph # — 727-726-0763	NASDAQ: NICK Web site:

Nicholas Financial, Inc.
Corporate Headquarters

2454 McMullen-Booth Rd.
Building C
Clearwater, FL 33759

Nicholas Financial Announces Three for Two (3 for 2) Stock Split

May 12, 2005 — Clearwater, Florida — Nicholas Financial, Inc. (Nasdaq, NICK), today announced that its Board of Directors has declared a three for two (3 for 2) stock split on the Company’s outstanding shares of common stock, payable in the form of a 50% stock dividend, on June 17, 2005, to shareholders of record as of the close of business on June 3, 2005. The Company presently has approximately 6,500,000 shares of common stock outstanding. As a result of the stock dividend, the Company will have approximately 10,000,000 shares of common stock outstanding.

The Company’s Board of Directors has also elected to discontinue paying the semi-annual dividend of five cents ($.05) per share. The Board unanimously felt that based on the returns generated by the Company on invested capital, it would be fundamentally sound to re-invest after tax profits to fuel continued growth.

Commenting on the Company’s stock split, Peter L. Vosotas, Chairman, CEO and President noted, “Our strong capital position and continued confidence in our growth and earnings capability played a large part in our decision to implement a stock split, which we believe will enhance our market liquidity.”

The Company recently announced on May 3, 2005, net income for the year ended March 31, 2005 increased 55% to $8,080,000 as compared $5,213,000 last year. Diluted earnings per share increased 25% to $1.20 from $0.96. Revenue for the year increased 29% to $32,832,000 as compared to $25,500,000 last year.

Founded in 1985, with assets of $120,815,000 as of March 31, 2005, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 35 full service branch locations in both the Southeast and the Mid-West States. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our website at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2004. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.